Exhibit 10.8

Amendment to

1990 Unisys Long-Term Incentive Plan

Effective February 12, 2009

The 1990 Unisys Long-Term Incentive Plan (the “Plan”) is hereby amended, effective February 12, 2009, as follows:

1.	Section 11.9(a) of the Plan is amended to read in its entirety as follows:

11.9 Adjustments to Reflect Capital Changes.

(a) Recapitalization. The number and kind of shares subject to outstanding Awards, the Purchase Price or Exercise Price for such shares, and the number and kind of shares available for Awards subsequently granted under the Plan shall be proportionately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Plan or the Awards granted under the Plan, consistent with the treatment of shares of Company Common Stock not subject to the Plan, and with respect to Options and Stock Appreciation Rights, such that (1) on an aggregate basis, the excess of the Fair Market Value of the shares of Company Common Stock subject to such Options or Stock Appreciation Rights over the Purchase Price or Exercise Price, respectively, for such shares (the “Spread”) immediately after the change does not exceed the Spread immediately before the change, (2) on a share by share basis, the ratio of the Fair Market Value of the shares of Company Common Stock subject to such Options or Stock Appreciation Rights to the Purchase Price or Exercise Price, respectively, for such shares is not more favorable to the Participant immediately after the change as compared to such ratio immediately before the change, (3) to the extent new Options or Stock Appreciation Rights are granted, any old, related Options or Stock Appreciation Rights shall be cancelled, (4) all other terms of the Options or Stock Appreciation Rights remain the same except to the extent they become inoperative by reason of the transaction, and (5) no additional benefits are provided under any new or adjusted Options or Stock Appreciation Rights.

2.	Except as amended hereby, the Plan shall continue in full force and effect.